EXHIBIT 99.6

                               [Fulton Letterhead]
                                                                January 11, 2005

SVB Financial Services, Inc.
70 East Main Street
Somerville, NJ 08867

Ladies and Gentlemen:

     Reference is hereby made to the Agreement and Plan of Merger of even date (the "Merger Agreement") between Fulton Financial Corporation ("Fulton") and SVB Financial Services, Inc. ("Somerset"). Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     For the purposes of supplementing the Merger Agreement, Fulton agrees as follows:

          (a) For a period of three (3) years after the Effective Date, Fulton shall (subject to the right of Fulton and the Somerset Bank Continuing Directors (as defined below) to terminate such obligations under this subsection (a) under subsections (b) and (c) below) continue in office the present directors of Somerset Bank who indicate their desire to serve (the "Somerset Bank Continuing Directors"), provided, that (i) for such three year period, each non-employee Somerset Bank Continuing Director shall continue to receive director's fees from Somerset Bank on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from Somerset Bank prior to the Effective Date (the current fees and benefits being as disclosed in the attachment to this letter agreement and to remain unchanged through the Effective Date); provided that, in the event an individual Somerset Bank Continuing Director ceases to act as a director or as a member of any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors in such positions and (ii) after such three-year period, each Somerset Bank Continuing Director shall be subject to Fulton's mandatory retirement rules for directors and shall receive the standard fee paid to directors of Fulton's other subsidiary banks of similar size.

          (b) Fulton shall have the right to terminate its obligations under subsection (a) as a result of (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) the exercise of their fiduciary duties by Fulton's directors.

          (c) Notwithstanding anything herein to the contrary, the Somerset Bank Continuing Directors, in their exercise of their fiduciary duty as to the best interests of Somerset Bank and Fulton, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a).

     Please acknowledge your agreement to the forgoing by executing this letter agreement below.

                                        Very truly yours,
                                        FULTON FINANCIAL CORPORATION

                                        By:  /s/ Rufus A. Fulton, Jr.
                                             -------------------------
Agreed and Accepted
SVB FINANCIAL SERVICES, INC.

By:  /s/ Robert Corcoran
     -------------------

Attachment to Letter Agreement date January 11, 2005
----------------------------------------------------
Basic fee: $7,800 per year (based on $650/meeting)
Annual Retainer: $5,000 per year payable semi-annually based on 75 % attendance Committee attendance fee: $200 per meeting ($250 for chairman)
Annual "local" two-day retreat